EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
Plan Administrator
PBG 401(k) Program and PBG 401(k) Savings Program:
We hereby consent to the incorporation by reference in the registration statements on Form S-8 of The Pepsi Bottling Group, Inc. of our reports dated June 15, 2005 relating to the statements of assets available for plan benefits of the PBG 401(k) Program and the PBG 401(k) Savings Program (the Plans) as of December 31, 2004 and 2003, the related statements of changes in assets available for plan benefits for the year ended December 31, 2004, and the related supplemental schedules — Schedule H, line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2004, which reports appear in the December 31, 2004 annual reports on Form 11-K of the Plans.
/s/ KPMG LLP
New York, New York
October 6, 2005